Contact:
At the Company:                At the Financial Relations Board:
Philip B. Barr, Jr.            212-661-8030
Chief Financial Officer        Analyst Information:  John McNamara
Investor Relations             Media Information:    Alan Goldsand
401-233-0333                   General Information:  Jeff Bogart


FOR IMMEDIATE RELEASE

             BACOU USA ANNOUNCES THIRD-QUARTER AND NINE-MONTH SALES,
               WITHDRAWS STOCK OFFERING, CONFIRMS BUYBACK PROGRAM
   Q3 `98 Net Sales Total $56.9 Million, up 59.2%from $35.7 Million for Q3 `97
                 Nine month `98 Net Sales Total $165.3 Million,
                       up 75.0%from $94.4 Million for `97

SMITHFIELD, R.I., October 7, 1998--Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, today announced that its net sales for the third quarter of 1998 increased to $56.9 million, compared with 1997 third quarter net sales of $35.7 million, up 59.2%. For the nine-month period, the company reported net sales of $165.3 million in 1998, an increase of 75.0% over net sales of $94.4 million for the 1997 period. The increases were attributed by the company to both acquisitions and internal sales growth. If Bacou USA had owned all of its business units for the same periods in 1997 as it did in 1998, the year-to-year sales comparison would show growth from $149.2 million for the nine-month period in 1997 to $165.3 million in 1998, representing internal growth of 10.8%.

     "This represents our third consecutive quarter with significant internal growth," commented Walter Stepan, Vice-Chairman, President and CEO of Bacou USA. "The generally expected growth rate for our product lines is approximately 3.8% in the U.S. industrial market this year. Therefore, our 10.8% year-to-date internal growth rate indicates that we are continuing to gain market share in the U.S. while also growing our retail and export sales," continued Stepan.

     "We expect to meet Wall Street's expectations for third-quarter earnings," said Stepan. According to First Call, the three-analyst consensus for third-quarter earnings per share is $0.38 for Bacou USA, which reported earnings per share prior to acquisition-related adjustments of $0.31 for the third quarter of 1997. Bacou USA expects to announce its earnings for the third quarter on October 19, 1998.

     Bacou USA also announced today that it is withdrawing its registration statement filed August 5, 1998, with the Securities and Exchange Commission, citing current market conditions. "The company was not raising capital in the offering, so withdrawal does not have a material effect on our financial condition," said Stepan. "Neither our majority shareholder, Bacou S.A., nor the other selling shareholders were interested in selling shares at the price level currently achievable in the market, so we decided to withdraw the offering and wait for another opportunity."

     Also, Bacou USA confirmed that its stock repurchase program remains effective until December 31, 1998. Under the program, which was adopted in 1997, the Company may purchase up to approximately 270,000 of its shares in the open market at times and prices within the discretion of the company. "We believe that current market conditions are creating an unnaturally low market price for our shares," said Stepan. "Considering the intent of our majority shareholder to initiate a secondary offering when market conditions allow, we believe that any reduction in float resulting from purchases under the program ultimately will be more than replenished in the marketplace through the intended offering."

     Bacou USA, Inc. makes and sells leading brands of products that protect the sight, hearing and respiratory systems of workers against occupational hazards, as well as related instrumentation including vision screeners, gas monitors and computerized test benches for respirators. The company's products, marketed under Uvex(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information are available at the company's Website at http://www.bacouusa.com.

            To receive additional information on Bacou USA, Inc., via
           fax, at no charge, dial 1-800-PRO-INFO and enter code BAU.
                  For international access, dial 732-544-2850.

                                       ###

    Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.